                                 Exhibit 99.1

SANDRIDGE ENERGY, INC. ANNOUNCES FINANCIAL AND OPERATING RESULTS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2022;
PROVIDES CONFERENCE CALL INFORMATION AND FULL YEAR 2023 GUIDANCE

Oklahoma City, Oklahoma, March 15, 2023 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE:SD) today announced financial and operational results for the quarter and fiscal year ended December 31, 2022.
Recent Highlights
•Generated net income of $242.2 million, or $6.59 per basic share in 2022. Adjusted net income(1) was $171.5 million, or $4.67 per basic share (please see table below for reconciliation of net income to adjusted net income)
•Generated adjusted EBITDA(1) of $191.2 million in 2022 compared to $113.5 million in 2021
•Generated approximately $120.6 million of free cash flow(1) in 2022, which represents a conversion rate of approximately 63% relative to adjusted EBITDA(1)
•Production remained relatively consistent throughout the year, averaging 17.7 MBoed in 2022. This consistent production profile was driven by the Company's stable, low-decline production base and 2022 drilling, completion, and workover programs
•Drilled eight and completed six new wells in 2022. In 2023, the Company currently plans to drill two and complete four new wells
•Returned 50 wells to production in 2022 that were previously curtailed. The Company has returned 179 wells to production since the beginning of 2021, helping to flatten expected annual PDP decline to an average of ~8% over the next ten years
•Decreased 2022 adjusted G&A(1) by $0.4 million to $7.9 million, or $1.22 per Boe, from $8.3 million in the prior year
•Natural gas commodity derivative contracts have an average strike price of $8.39 per MMBtu with a positive mark-to-market asset value of $4.4 million as of December 31, 2022. In 2022, the Company recorded $6.0 million in gains from its commodity derivative contracts
Financial Results & Update
Profitability & Realized Pricing
For the quarter, the Company reported net income of $105.2 million, or $2.86 per share, and net cash provided by operating activities of $30.1 million. After adjusting for certain items, including a $64.5 million non-cash tax benefit for the partial release of its valuation allowance, the Company's adjusted net income(1) amounted to $38.0 million, or $1.03 per share, adjusted operating cash flow(1) totaled $45.6 million and adjusted EBITDA was $43.2 million for the quarter. The Company defines and reconciles adjusted net income, adjusted EBITDA and other non-GAAP financial measures to the most directly comparable GAAP measure in supporting tables at the conclusion of this press release.

Full year 2022 realized oil, natural gas, and natural gas liquids prices, before the impact of derivatives,(2) were $92.21 per Bbl, $4.88 per Mcf and $31.88 per Bbl, respectively, compared to $65.10 per Bbl, $2.60 per Mcf and $22.42 per Bbl in the prior year.
For the full year 2022, the Company reported net income of $242.2 million, or $6.59 per share, and net cash provided by operating activities of $164.7 million. After adjusting for certain items, the Company's adjusted net income(1) amounted to $171.5 million, or $4.67 per share, adjusted operating cash flow(1) totaled $192.8 million and adjusted EBITDA(1) was $191.2 million for the year.
Operating Costs
During the fourth quarter of 2022, lease operating expense ("LOE") was $11.2 million or $7.02 per Boe compared to $9.7 million, or $5.92 per Boe in the prior quarter. For the full year 2022, LOE was $41.3 million, or $6.39 per Boe compared to $36.0 million, or $5.30 per Boe in the prior year.
For the three months ended December 31, 2022, general and administrative expense ("G&A") was $2.4 million, or $1.48 per Boe compared to $2.4 million, or $1.45 per Boe in the prior quarter. Adjusted G&A(1) was $2.0 million, or $1.24 per Boe during the fourth quarter of 2022 compared to $2.0 million, or $1.22 per Boe in the prior quarter. For the full year 2022, G&A was $9.4 million or $1.46 per Boe compared to $9.7 million, or $1.42 per Boe in the prior year. Adjusted G&A(1) was $7.9 million, or $1.22 per Boe for the full year 2022 compared to $8.3 million in the prior year.
Liquidity and Capital Structure
As of December 31, 2022, the Company had $257.5 million of cash and cash equivalents, including restricted cash. The Company has no outstanding term or revolving debt obligations.
Operational Results & Update
Production
Production totaled 1,599 MBoe (17.4 MBoed, 17% oil, 27% NGLs and 56% natural gas) for the fourth quarter and 6,463 MBoe (17.7 MBoed, 15% oil, 31% NGLs and 54% natural gas) for the full year of 2022.
2022 Development Program
SandRidge operated one drilling rig in the fourth quarter and successfully drilled three wells and completed three wells targeting the Meramec formation in the core of the NW Stack play as part of its previously announced capital development program. During 2022, the Company drilled eight wells and completed six wells, achieving production rates consistent with the Company's expectation range. The higher oil content of these new NW stack wells versus the Company's base production was the primary driver of oil as a percentage of total production increasing to approximately 17% in the fourth quarter of 2022 versus approximately 13% in the first quarter. This higher oil content further enhances SandRidge's commodity realizations.
Well Reactivation & Rod Pump Conversion Program
During the fourth quarter of 2022, the Company continued returning wells to production that were previously curtailed, and in many cases, improving their production potential through capital improvements. Strong commodity prices, high rates of returns, and low execution risk support the Company's belief that these projects represent an accretive use of capital. During 2022, the Company brought 50 wells back online, bringing the total since the beginning of 2021 to 179. SandRidge also completed 28 artificial lift conversions in 2022, which help lower forward looking costs for this well set.

Proved Developed PV-10
As outlined in the table below under "Year End 2022 Estimated Proved Reserves," SandRidge's SEC proved developed reserve PV-10 is approximately $811 million.
Year End 2022 Estimated Proved Reserves
Proved reserves increased from 71.3 MMBoe at December 31, 2021 to 74.3 MMBoe at December 31, 2022, primarily as a result of positive revisions of 8.1 MMBoe associated with the increase in year-end SEC commodity prices for oil and natural gas, improved realizations and other improvements, well reactivations, and purchases of 0.2 MMBoe of proved reserves. The Company also recorded 2022 production totaling 6.5 MMBoe.

	Oil MBbls	NGLs MBbls	Gas MMcf	Equivalent MBoe(3)	Standardized Measure $MM (4)	PV-10 $MM (5)
Proved Reserves, December 31, 2021	7,850	24,313	234,731	71,285	$433	$433
Revisions of previous estimates(6)	971	2,825	25,841	8,102
Acquisitions of new reserves	39	65	528	192
Extensions and discoveries	510	227	2,823	1,208
Sales of reserves in place	—	—	—	—
Production	(949)	(1,997)	(21,101)	(6,463)
Proved Reserves, December 31, 2022	8,421	25,433	242,822	74,324	$807	$811

2023 Operational and Capital Expenditure Guidance
In 2023, the Company plans to spend $14 - $19 million in drilling and completions ("D&C") capital and $12 - $16 million in non-D&C capital. Total production for 2023 is projected to be 5.3 - 6.5 MMBoe. SandRidge currently plans to drill two wells and complete four wells. The Company's current 2023 plans also include 12 well reactivations and 28 artificial lift conversions. SandRidge will remain vigilant in ensuring prudent capital allocation and will continue to adapt appropriately to changing environments. Other operational guidance details can be found on the "2023 Operational and Capital Expenditure Guidance" table below.
Outlook
SandRidge will continue to focus on growing the cash value and generation capability of its asset base in a safe, responsible and efficient manner, while exercising prudent capital allocations to projects it believes provide high rates of returns in the current commodity price outlook. These projects include well reactivations, artificial lift conversions to more efficient and cost effective systems, and focused drilling in high-graded areas. The Company will continue to monitor forward-looking commodity prices, results, costs and other factors that could influence returns on investments, which will continue to shape its disciplined development decisions in 2023 and beyond. SandRidge will also continue to maintain the optionality to execute on value accretive merger and acquisition opportunities that could bring synergies, leverage the Company's core competencies, complement its portfolio of assets, further utilize its approximately $1.6 billion of net operating losses ("NOLs"), or otherwise yield attractive returns for its shareholders.

Environmental, Social, and Governance ("ESG")
SandRidge maintains its Environmental, Social, and Governance ("ESG") commitment, to include no routine flaring of produced natural gas and transporting approximately 97% of its produced water via pipeline instead of truck. Additionally, SandRidge maintains an emphasis on the safety and training of our workforce. We have personnel dedicated to the close monitoring of our safety standards and daily operations.
Conference Call Information
The Company will host a conference call to discuss these results on Thursday, March 16, 2023 at 10:00 am CT. The conference call can be accessed by registering online in advance at https://conferencingportals.com/event/IsWEjozq at which time registrants will receive dial-in information as well as a conference ID. At the time of the call, participants will dial in using the participant number and conference ID provided upon registration. The Company's latest presentation is available on the Company's website at https://investors.sandridgeenergy.com/Investor-Relations/.
A live audio webcast of the conference call will also be available via SandRidge's website, investors.sandridgeenergy.com, under Presentation & Events. The webcast will be archived for replay on the Company's website for 30 days.
Contact Information
Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave. Suite 500
Oklahoma City, OK 73104
investors@sandridgeenergy.com
About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

-Tables to Follow-

(1)	See "Non-GAAP Financial Measures" section at the end of this press release for non-GAAP financial measures definitions.
(2)	See "Operational and Financial Statistics" section at the end of this press release for impacts of derivatives on commodity price realizations.
(3)	Equivalent Boe are calculated using an energy equivalent ratio of six Mcf of natural gas to one Bbl of oil. Using an energy-equivalent ratio does not factor in price differences and energy-equivalent prices may differ significantly among produced products.
(4)	The present value of estimated future cash inflows from proved oil, natural gas and NGL reserves, less future development and production costs and future income tax expenses and costs as of the date of estimation without future escalation and without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized Measure differs from PV-10 because Standardized Measure includes the effect of future income taxes on future net revenues.
(5)	The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation and without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. PV-10 is calculated using an annual discount rate of 10%.
(6)	Revisions include changes due to previous pricing, production costs, and quantity estimates.

2023 Operational and Capital Expenditure Guidance
Presented below is the Company’s operational and capital expenditure guidance for 2023:

2023 Guidance
Production
Oil (MMBbls)	0.9 - 1.1
Natural Gas Liquids (MMBbls)	1.7 - 2.1
Total Liquids (MMBbls)	2.6 - 3.2
Natural Gas (Bcf)	16.0 - 20.0
Total Production (MMBoe)	5.3 - 6.5

Capital Expenditures
Drilling & Completions ("D&C")	$14 - $19 million
Non-D&C	$12 - $16 million
Total Capital Expenditures (excl. acquisitions and plugging and abandonment)	$26 - $35 million

Expenses
Lease Operating Expenses ("LOE")	$38 - $48 million
Adjusted General & Administrative ("G&A") Expenses (1)	$8.0 - $11.0 million
Severance and Ad Valorem Taxes (% of Revenue)	6.0% - 7.0%

Price Differentials
Oil (% of WTI)	97 - 100%
NGL (% of WTI)	30 - 35%
Natural Gas (% of HH)	60 - 65%

(1)	Adjusted G&A expense is a non-GAAP financial measure. The Company has defined this measure at the conclusion of this press release under "Non-GAAP Financial Measures."

Operational and Financial Statistics
Information regarding the Company’s production, pricing, costs and earnings is presented below:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Production - Total (1)
Oil (MBbl)	269	223	949	957
NGL (MBbl)	431	581	1,997	2,267
Natural Gas (MMcf)	5,389	5,358	21,101	21,417
Oil equivalent (MBoe)	1,599	1,697	6,463	6,793
Daily production (MBoed)	17.4	18.4	17.7	18.6

Average price per unit
Realized oil price per barrel - as reported	$79.10	$75.72	$92.21	$65.10
Realized impact of derivatives per barrel	—	—	—	—
Net realized price per barrel	$79.10	$75.72	$92.21	$65.10

Realized NGL price per barrel - as reported	$25.73	$28.39	$31.88	$22.42
Realized impact of derivatives per barrel	—	(0.57)	(0.16)	(0.14)
Net realized price per barrel	$25.73	$27.82	$31.72	$22.28

Realized natural gas price per Mcf - as reported	$4.40	$3.94	$4.88	$2.60
Realized impact of derivatives per Mcf	0.44	(0.36)	0.09	(0.09)
Net realized price per Mcf	$4.84	$3.58	$4.97	$2.51

Realized price per Boe - as reported	$35.09	$32.11	$39.34	$24.86
Net realized price per Boe - including impact of derivatives	$36.59	$30.80	$39.58	$24.53

Average cost per Boe
Lease operating	$7.02	$5.74	$6.39	$5.30
Production, ad valorem, and other taxes	$1.38	$1.76	$2.46	$1.46
Depletion (2)	$2.02	$1.52	$1.79	$1.38

Income per share
Income per share applicable to common stockholders
Basic	$2.86	$1.01	$6.59	$3.21
Diluted	$2.83	$0.99	$6.52	$3.13

Adjusted net income per share available to common stockholders
Basic	$1.03	$0.90	$4.67	$2.65
Diluted	$1.02	$0.89	$4.62	$2.58

Weighted average number of shares outstanding (in thousands)
Basic	36,850	36,618	36,745	36,393
Diluted	37,160	37,031	37,154	37,271

(1) Includes North Park Basin prior to February 5, 2021.
(2) Includes accretion of asset retirement obligation.

Capital Expenditures
The table below presents actual results of the Company’s capital expenditures for the three months and year ended December 31, 2022:

	Three Months Ended	Year Ended
	December 31, 2022	December 31, 2022
	(In thousands)	(In thousands)

Drilling and completion	$8,371	$38,077
Capital workovers	2,372	10,322
Leasehold and geophysical	212	809
Total Capital Expenditures	$10,955	$49,208
(excluding acquisitions on an accrual basis)

Derivative Contracts
The table below sets forth the Company's open derivative contracts as of December 31, 2022:

	Notional	Units	Weighted Average Fixed Price per Unit
Natural Gas Price Swaps: January 2023 - March 2023	1,044,000	MMBtu	$8.39
Capitalization
The Company’s capital structure as of December 31, 2022 and December 31, 2021 is presented below:

	December 31, 2022	December 31, 2021

	(In thousands)
Cash, cash equivalents and restricted cash	$257,468	$139,524

Credit facility	$—	$—
Total debt	—	—

Stockholders’ equity
Common stock	37	37
Warrants	—	88,520
Additional paid-in capital	1,151,689	1,062,737
Accumulated deficit	(663,804)	(905,972)
Total SandRidge Energy, Inc. stockholders’ equity	487,922	245,322

Total capitalization	$487,922	$245,322

SandRidge Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2022	2021	2020
Revenues
Oil, natural gas and NGL	$254,258	$168,882	$114,450
Other	—	—	526
Total revenues	254,258	168,882	114,976
Expenses
Lease operating expenses	41,286	35,999	43,431
Production, ad valorem, and other taxes	15,880	9,918	9,634
Depreciation and depletion—oil and natural gas	11,542	9,372	50,349
Depreciation and amortization—other	6,342	6,073	7,736
Impairment	—	—	256,399
General and administrative	9,449	9,675	15,327
Restructuring expenses	382	792	2,733
Employee termination benefits	—	49	8,433
(Gain) loss on derivative contracts	(5,975)	2,251	(5,765)
Gain on sale of assets	—	(18,952)	(100)
Other operating (income) expense	(99)	(382)	306
Total expenses	78,807	54,795	388,483
Income (loss) from operations	175,451	114,087	(273,507)
Other income (expense)
Interest income (expense), net	1,810	(404)	(1,998)
Other income (expense), net	378	3,055	(2,494)
Total other income (expense)	2,188	2,651	(4,492)
Income (loss) before income taxes	177,639	116,738	(277,999)
Income tax (benefit)	(64,529)	—	(646)
Net income (loss)	$242,168	$116,738	$(277,353)
Net income (loss) per share
Basic	$6.59	$3.21	$(7.77)
Diluted	$6.52	$3.13	$(7.77)
Weighted average number of common shares outstanding
Basic	36,745	36,393	35,689
Diluted	37,154	37,271	35,689

SandRidge Energy, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$255,722	$137,260
Restricted cash - other	1,746	2,264
Accounts receivable, net	34,735	21,505
Derivative contracts	4,429	—
Prepaid expenses	523	626
Other current assets	7,747	80
Total current assets	304,902	161,735
Oil and natural gas properties, using full cost method of accounting
Proved	1,507,690	1,454,016
Unproved	11,516	12,255
Less: accumulated depreciation, depletion and impairment	(1,380,574)	(1,373,217)
	138,632	93,054
Other property, plant and equipment, net	92,244	97,791
Other assets	190	332
Deferred tax assets	64,529	—
Total assets	$600,497	$352,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$46,335	$45,779
Asset retirement obligation	16,074	17,606
Derivative contracts	—	21
Other current liabilities	870	627
Total current liabilities	63,279	64,033
Asset retirement obligation	47,635	41,762
Other long-term obligations	1,661	1,795
Total liabilities	112,575	107,590
Stockholders’ Equity
Common stock, $0.001 par value; 250,000 shares authorized; 36,868 issued and outstanding at December 31, 2022 and 36,675 issued and outstanding at December 31, 2021	37	37
Warrants	—	88,520
Additional paid-in capital	1,151,689	1,062,737
Accumulated deficit	(663,804)	(905,972)
Total stockholders’ equity	487,922	245,322
Total liabilities and stockholders’ equity	$600,497	$352,912

SandRidge Energy, Inc. and Subsidiaries
Consolidated Cash Flows
(In thousands)

	Year Ended December 31,
	2022	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$242,168	$116,738	$(277,353)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for doubtful accounts	—	(2,329)	3,202
Depreciation, depletion, and amortization	17,884	15,445	58,085
Impairment	—	—	256,399
Deferred income taxes	(64,529)	—	—
Debt issuance costs amortization	—	57	792
Write off of debt issuance costs	—	174	—
(Gain) loss on derivative contracts	(5,975)	2,251	(5,765)
Cash (paid) received on settlement of derivative contracts	1,525	(2,230)	5,879
Gain on sale of assets	—	(18,952)	(100)
Stock-based compensation	1,526	1,394	3,012
Other	153	144	149
Changes in operating assets and liabilities increasing (decreasing) cash
Receivables	(13,211)	841	5,867
Prepaid expenses	(1,507)	2,264	452
Other current assets	(5,378)	—	458
Other assets and liabilities, net	(129)	(1,212)	1,134
Accounts payable and accrued expenses	(5,246)	(2,241)	(12,968)
Asset retirement obligations	(2,585)	(2,084)	(3,081)
Net cash provided by operating activities	164,696	110,260	36,162
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(44,085)	(11,583)	(8,762)
Acquisition of assets	(1,431)	(3,545)	(3,701)
Purchase of other property and equipment	(49)	(59)	—
Proceeds from sale of assets	448	38,160	37,556
Net cash (used in) provided by investing activities	(45,117)	22,973	25,093
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	—	59,000
Repayments of borrowings	—	(20,000)	(96,500)
Debt issuance costs	—	(75)	(160)
Reduction of financing lease liability	(541)	(1,024)	(1,233)
Proceeds from exercise of stock options	77	23	—
Tax withholdings paid in exchange for shares withheld on employee vested stock awards	(1,177)	(899)	(64)
Cash received on warrant exercises	6	—	—
Net cash (used) in financing activities	(1,635)	(21,975)	(38,957)
NET INCREASE IN CASH, CASH EQUIVALENTS and RESTRICTED CASH	117,944	111,258	22,298
CASH, CASH EQUIVALENTS and RESTRICTED CASH, beginning of year	139,524	28,266	5,968
CASH, CASH EQUIVALENTS and RESTRICTED CASH, end of period	$257,468	$139,524	$28,266
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$(215)	$(177)	$(1,260)
Cash received for income taxes	$—	$—	$616
Supplemental Disclosure of Noncash Investing and Financing Activities
Purchase of PP&E in accounts payable	$6,151	$1,029	$396
Right-of-use assets obtained in exchange for financing lease obligations	$713	$1,258	$67
Carrying values of properties exchanged	$—	$—	$3,890
Asset retirement obligation capitalized	$86	$18	$309
Asset retirement obligation removed due to divestiture	$(623)	$(7,662)	$(502)
Asset retirement obligation revisions	$2,656	$6,800	$(17,192)

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Operating Cash Flow
The Company defines Adjusted operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities as shown in the following table. Adjusted Operating cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities or incur new debt. The Company also uses this measure because operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, Adjusted operating cash flow allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. This measure should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(In thousands)
Net cash provided by operating activities	$30,066	$43,945	$164,696	$110,260
Changes in operating assets and liabilities	15,522	(6,641)	28,056	2,432
Adjusted operating cash flow	$45,588	$37,304	$192,752	$112,692
Reconciliation of Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities plus net cash (used in) provided by investing activities less the cash flow impact of acquisitions and divestitures. Free cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities or incur new debt. This measure should not be considered in isolation or as a substitute for net cash provided by operating or investing activities prepared in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(In thousands)
Net cash provided by operating activities	$30,066	$43,945	$164,696	$110,260
Net cash (used in) provided by investing activities	(12,956)	2,894	(45,117)	22,973
Acquisition of assets	—	—	1,431	3,545
Proceeds from sale of assets	—	(74)	(448)	(38,160)
Free cash flow	$17,110	$46,765	$120,562	$98,618

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
The Company defines EBITDA as net income before income tax (benefit) expense, interest expense, depreciation and amortization - other and depreciation and depletion - oil and natural gas. Adjusted EBITDA, as presented herein, is EBITDA excluding items that management believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Adjusted EBITDA is presented because management believes it provides useful additional information used by the Company's management and by securities analysts, investors, lenders, ratings agencies and others who follow the industry for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally fund exploration and development activities or incur new debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas industry. The Company's adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(In thousands)
Net income	$105,227	$36,844	$242,168	$116,738
Adjusted for
Income tax (benefit) expense	(64,529)	—	(64,529)	—
Interest expense	16	16	215	407
Depreciation and amortization - other	1,622	1,591	6,342	6,073
Depreciation and depletion - oil and natural gas	3,224	2,582	11,542	9,372
EBITDA	45,560	41,033	195,738	132,590

Stock-based compensation (1)	395	357	1,526	1,376
(Gain) loss on derivative contracts	(2,781)	(1,878)	(5,975)	2,251
Gain on sale of assets	—	—	—	(18,952)
Net Cash (paid) received upon settlement of derivative contracts	2,392	(2,230)	1,525	(2,230)
Employee termination benefits	—	—	—	49
Restructuring (credits) expenses	(336)	178	382	792
Other	(2,019)	—	(2,027)	(2,353)
Adjusted EBITDA	$43,211	$37,460	$191,169	$113,523
1.Excludes non-cash stock-based compensation included in employee termination benefits.

Reconciliation of Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(In thousands)
Net cash provided by operating activities	$30,066	$43,945	$164,696	$110,260
Changes in operating assets and liabilities	15,522	(6,641)	28,056	2,432
Interest expense	16	16	215	407
Employee termination benefits (1)	—	—	—	49
Other	(2,393)	140	(1,798)	375
Adjusted EBITDA	$43,211	$37,460	$191,169	$113,523
1.Excludes associated stock-based compensation.

Reconciliation of Net Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders
The Company defines adjusted net income as net income excluding items that management believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Management uses the supplemental measure of adjusted net income as an indicator of the Company's operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income is not a measure of financial performance under GAAP and should not be considered a substitute for net income available to common stockholders.

	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021
	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net income available to common stockholders	$105,227	$2.83	$36,844	$0.99
Gain on derivative contracts	(2,781)	(0.07)	(1,878)	(0.05)
Net cash received (paid) upon settlement of derivative contracts	2,392	0.06	(2,230)	(0.05)
Restructuring (credits) expenses	(336)	(0.01)	178	—
Other	(2,019)	(0.05)	—	—
Income tax (benefit)	(64,529)	(1.74)	—	—
Adjusted net income available to common stockholders	$37,954	$1.02	$32,914	$0.89

	Basic	Diluted	Basic	Diluted
Weighted average number of common shares outstanding	36,850	37,160	36,618	37,031
Total adjusted net income per share	$1.03	$1.02	$0.90	$0.89

	Year Ended December 31, 2022		Year Ended December 31, 2021
	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net income available to common stockholders	$242,168	$6.52	$116,738	$3.13
(Gain) loss on derivative contracts	(5,975)	(0.16)	2,251	0.06
Gain on sale of assets	—	—	(18,952)	(0.51)
Net cash received (paid) upon settlement of derivative contracts	1,525	0.04	(2,230)	(0.06)
Employee termination benefits	—	—	49	—
Restructuring expenses	382	0.01	792	0.02
Income tax (benefit)	(64,529)	(1.74)	—	—
Other	(2,027)	(0.05)	(2,353)	(0.06)
Adjusted net income available to common stockholders	$171,544	$4.62	$96,295	$2.58

	Basic	Diluted	Basic	Diluted
Weighted average number of common shares outstanding	36,745	37,154	36,393	37,271
Total adjusted net income per share	$4.67	$4.62	$2.65	$2.58

Reconciliation of G&A to Adjusted G&A
The Company reports and provides guidance on Adjusted G&A per Boe because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period and to compare and make investment recommendations of companies in the oil and gas industry. This non-GAAP measure allows for the analysis of general and administrative spend without regard to stock-based compensation programs and other non-recurring cash items, if any, which can vary significantly between companies. Adjusted G&A per Boe is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense per Boe. Therefore, the Company’s Adjusted G&A per Boe may not be comparable to other companies’ similarly titled measures.
The Company defines adjusted G&A as general and administrative expense adjusted for certain non-cash stock-based compensation and other non-recurring items, if any, as shown in the following tables:

	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021
	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$2,366	$1.48	$2,834	$1.67
Stock-based compensation (1)	(395)	(0.25)	(357)	(0.21)
Adjusted G&A	$1,971	$1.24	$2,477	$1.46

	Year Ended December 31, 2022		Year Ended December 31, 2021
	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$9,449	$1.46	$9,675	$1.42
Stock-based compensation (1)	(1,526)	(0.24)	(1,376)	(0.20)
Adjusted G&A	$7,923	$1.22	$8,299	$1.22
1.Excludes non-cash stock-based compensation included in employee termination benefits.

Cautionary Note to Investors - This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended., and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “2023 Operational and Capital Expenditure Guidance.” These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events and operating performance. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, development plans and appraisal programs, drilling inventory and locations, estimated oil, natural gas and natural gas liquids production, price realizations and differentials, hedging program, projected operating, general and administrative and other costs, projected capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, liquidity and capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transact with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary areas of operation are the Mid-Continent in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.